Filed pursuant to Rule 424(b)(5)
                                            Registration No. 333-56055


          PROSPECTUS SUPPLEMENT
          (TO PROSPECTUS DATED JUNE 29, 1998)


                                     $375,000,000
                               TEXAS UTILITIES COMPANY
               5.94% MAndatory Putable/remarketable Securities (MAPSSM)
                                   ---------------

          THE TERMS:

          .   Initial Interest Rate:  5.94%     .   Initial Interest Payment
                                                    Dates: April 15 and
                                                           October 15

          .   Initial Remarketing               .   Scheduled Maturity
              Date:  October 15, 2001               Date:  October 15, 2011

          . On October 15, 2001, you must sell your MAPS to Salomon Smith Barney Inc. as the remarketing dealer at 100% of their principal amount if the remarketing dealer chooses to purchase the MAPS.

          . If the remarketing dealer chooses to purchase the MAPS, Texas Utilities Company may choose to have the MAPS remarketed to other purchasers for an interim period of up to 26 weeks. During any interim period the interest rate on the MAPS will be reset weekly. At the end of any interim period, holders of MAPS must sell their MAPS to the remarketing dealer at 100% of their principal amount.

          . The MAPS are scheduled to mature on October 15, 2011, but that maturity date will be extended by the length of any interim period.

          . If the remarketing dealer does not purchase the MAPS for any reason on October 15, 2001 or at the end of any interim period, holders of MAPS must sell their MAPS to Texas Utilities Company at 100% of their principal amount.

          . If the remarketing dealer chooses to purchase the MAPS, Texas Utilities Company has the right to redeem the MAPS from the remarketing dealer on October 15, 2001 or at the end of any interim period. Texas Utilities Company will not be able to redeem the MAPS at any other time.

          . Either on October 15, 2001 or, if the MAPS are remarketed for an interim period, at the end of the interim period, the remarketing dealer will set a new interest rate on the MAPS. Texas Utilities Company will pay interest at that new rate until the MAPS mature.

          . The MAPS will be traded only in book-entry form. You will not receive certificates for the MAPS.

          . The MAPS will be issued in minimum denominations of $1,000, and in multiples of $1,000.

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE
          SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------------

                                                    PER MAPS       TOTAL
                                                    --------   ------------
          Public Offering Price . . . . . . . . .    100.00%   $375,000,000
          Underwriting Discount . . . . . . . . .      0.40%   $  1,500,000
          Premium Paid by Remarketing Dealer . . 2.17% $ 8,137,500 Total Proceeds to Texas Utilities
          Company (before expenses) . . . . . . .    101.77%   $381,637,500

               Interest on the MAPS will accrue from October 21, 1998 to the date of delivery.

                                   ---------------

               The underwriters are offering the MAPS subject to various conditions. The underwriters expect to deliver the MAPS to purchasers on or about October 21, 1998.

                                   ---------------

          SALOMON SMITH BARNEY
                         CIBC OPPENHEIMER
                                   LEHMAN BROTHERS
                                                 MORGAN STANLEY DEAN WITTER
          October 14, 1998

          "MAPSSM" is a service mark of Salomon Smith Barney Inc.

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                   ---------------

                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----

                                PROSPECTUS SUPPLEMENT

          Introductory Statement  . . . . . . . . . . . . . . . . . . . S-3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . S-3
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . S-3
          Selected Financial Data . . . . . . . . . . . . . . . . . . . S-4
          Description of the MAPS . . . . . . . . . . . . . . . . . . . S-5
          Certain United States Federal Income Tax Considerations . .  S-14
          Underwriting  . . . . . . . . . . . . . . . . . . . . . . .  S-17
          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . .  S-18
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . .  S-18



                                      PROSPECTUS

          Available Information . . . . . . . . . . . . . . . . . . . . . 2
          Documents Incorporated by Reference . . . . . . . . . . . . . . 2
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 4
          Consolidated Ratio of Earnings
            to Fixed Charges  . . . . . . . . . . . . . . . . . . . . . . 4
          Description of Debt Securities  . . . . . . . . . . . . . . . . 5
          Description of Capital Stock  . . . . . . . . . . . . . . . .  14
          Description of Stock Purchase Contracts
            and Stock Purchase Units  . . . . . . . . . . . . . . . . .  15
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  15
          Experts and Legality  . . . . . . . . . . . . . . . . . . . .  17

                                INTRODUCTORY STATEMENT

               The securities offered by this prospectus are $375,000,000 principal amount of the Company's 5.94% MAndatory Putable/remarketable Securities (MAPS). In addition, the Company expects to make a public offering of $125,000,000 principal amount of its Floating Rate Senior Notes. Although certain information contained herein reflects both offerings, this prospectus relates solely to the MAPS. The offerings are not contingent upon each other.


                                     THE COMPANY

               Texas Utilities Company (Company) is a holding company which owns all of the outstanding common stock of Texas Energy Industries, Inc. (TEI) and ENSERCH Corporation (ENSERCH).
          Through other subsidiaries, the Company also owns all the outstanding shares of The Energy Group Limited (TEG) and the Eastern Group PLC (Eastern Group). TEI is a holding company whose largest subsidiary is Texas Utilities Electric Company (TU Electric). TU Electric is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western parts of Texas. Another subsidiary of TEI is Texas Utilities Australia Pty. Ltd. (TU Australia), owner of Eastern Energy Limited (Eastern Energy), which is engaged in the purchase, distribution, marketing and sale of electric energy in the State of Victoria, Australia. TU Australia has now withdrawn its offer to purchase Allgas Energy Limited. ENSERCH is an integrated company focused on natural gas. ENSERCH operates primarily in the north central and eastern parts of Texas. Its major business segments are natural gas pipeline, processing, marketing and distribution.
          TEG currently is the holding company for Eastern Group, a diversified international energy group based in the United Kingdom (UK). Eastern Group is one of the largest regional electric companies in the UK, one of the largest UK generators of electricity and one of the largest UK suppliers of natural gas. TEG has filed with the Securities and Exchange Commission an Annual Report on Form 20-F for its fiscal year ended March 31, 1998. See THE COMPANY in the accompanying Prospectus.


                                   USE OF PROCEEDS

               The Company currently anticipates using substantially all of the proceeds (i) from the sale of the MAPS and from the premium paid by the remarketing dealer for the right to remarket the MAPS and (ii) from the expected sale by the Company of $125,000,000 principal amount of its Floating Rate Senior Notes, estimated to total approximately $505,537,500 (after deducting the underwriting commissions and estimated expenses of the offerings), to repay short-term indebtedness incurred in connection with the acquisition of TEG, with any remainder being used for general corporate purposes.

                               SELECTED FINANCIAL DATA
                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS,
                               RATIOS AND PERCENTAGES)

               The following material, which is presented herein solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus Supplement, the accompanying Prospectus and the Incorporated Documents. For financial reporting purposes, the Company is treated as the successor to TEI. References to the Company that relate to periods prior to August 5, 1997, shall be deemed to be references to TEI. Since the acquisitions of ENSERCH, Lufkin-Conroe Communications Co. (LCC), TEG and Eastern Energy were purchase business combinations, for purposes of the historical financial information, no financial information for those companies is included for periods prior to their dates of acquisition. Pro forma financial information for the twelve months ended June 30, 1998 includes adjustments to reflect the acquisitions and a full twelve months' results of TEG, ENSERCH and LCC.


                                                 HISTORICAL
                               -----------------------------------------------
                                            TWELVE MONTHS ENDED
                               -----------------------------------------------
                                                DECEMBER 31,
                               -----------------------------------------------
                                  1993        1994        1995         1996
                                  ----        ----        ----         ----
          Income statement data:
            Operating
              Revenues  . . .  $5,434,512  $5,663,543  $5,638,688   $6,550,928
            Net Income
              (Loss)(a) . . .  $  368,660  $  542,799  $ (138,645)  $  753,606
            Basic Earnings
              (Loss) per
              share . . . . .       $1.66       $2.40      $(0.61)       $3.35
            Diluted Earnings
              (Loss) per
              share . . . . .       $1.66       $2.40      $(0.61)       $3.35
            Average shares of
              common stock
              outstanding . .     221,555     225,834     225,841      225,160
            Ratio of Earnings
              to Fixed
              Charges(a)  . .        1.89        2.29        0.84         2.39




                                        HISTORICAL             PRO FORMA(b)
                               --------------------------      ------------
                                   TWELVE MONTHS ENDED            TWELVE
                               --------------------------      MONTHS ENDED
                                DECEMBER 31,    JUNE 30,         JUNE 30,
                               --------------------------      ------------
                                    1997          1998             1998
                                    ----          ----             ----
          Income statement data:
            Operating
              Revenues  . . .    $7,945,608   $10,600,160      $16,128,943
            Net Income
              (Loss)(a) . . .    $  660,454   $   594,561      $   832,332
            Basic Earnings
              (Loss) per
              share . . . . .         $2.86         $2.45            $2.94
            Diluted Earnings
              (Loss) per
              share . . . . .         $2.85         $2.44            $2.93
            Average shares of
              common stock
              outstanding . .       230,958       242,712          283,306
            Ratio of Earnings
              to Fixed
              Charges(a)  . .          2.25          2.00             1.85


                                                             ADJUSTED (c)
                                                        ---------------------
                                        OUTSTANDING AT
                                        JUNE 30, 1998      AMOUNT     PERCENT
                                        --------------   -----------  -------
          Capitalization:
          Long-term Debt, less
            amounts due currently . .     $14,925,009    $16,284,971    63.2%
          Preferred Stock:
            Not subject to mandatory
              redemption  . . . . . .         190,055
            Subject to mandatory               20,607
              redemption  . . . . . .     -----------
                Total Preferred Stock         210,662        210,662     0.8
          Subsidiary Obligated
            Mandatorily Redeemable
            Preferred Securities of
            Trusts Holding Solely
            Debentures of
            Subsidiaries(d)   . . . .         823,125        973,125     3.8
          Common Stock Equity . . . .       8,150,486      8,306,286    32.2%
                                          -----------    -----------   ------
            Total Capitalization  . .     $24,109,282    $25,775,044   100.0%
                                          ===========    ===========   ======

          (a) The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances in TU
               Electric's Docket 11735. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including TU Electric's partially completed Twin Oak and Forest Grove lignite-fueled facilities and the New Mexico coal reserves of a subsidiary, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $802 million. The twelve months ended December 31, 1997 include a one time base revenue refund of $81 million as a result of a settlement with the Public Utility Commission of Texas (PUC) and a fuel disallowance charge of $80 million as a result of a fuel reconciliation proceeding before the PUC. (See the 1997
               10-K.)
          (b) Historical income statement data of the Company for the twelve months ended June 30, 1998 includes results of operations for the TEG businesses acquired, ENSERCH and LCC from their respective acquisition dates to June 30, 1998.
               Pro forma income statement data for the twelve months ended June 30, 1998 combines income statement data for that period of the Company with income statement data for the period from July 1, 1997 to the respective acquisition dates of ENSERCH, LCC and the TEG businesses acquired. See the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.
          (c) To give effect to (1) the issuance of the MAPS and the expected issuance by the Company of $125,000,000 principal amount of its Floating Rate Senior Notes, (2) the issuance by the Company in July and August 1998 of 14,000,000 of its equity-linked securities and $65,000,000 principal amount of its Series D and E Senior Notes, (3) the issuance by ENSERCH Capital I in July 1998 of $150,000,000 aggregate liquidation amount of its Floating Rate Capital Securities, (4) the redemption of $100,000,000 ENSERCH 8 7/8% Notes on July 6, 1998, (5) the
               issuance of $231,500,000 of the Company's common stock in connection with the acquisition of TEG (aggregating a total of 37,258,740 shares), (6) $469,666,000 of additional debt incurred by a UK subsidiary of the Company in connection with the acquisition of TEG, (7) a net reduction in long-term debt at Eastern Group of $99,402,000, and (8) the redemption of other subsidiaries' debt of $110,302,000. Adjusted amounts do not reflect any possible future (1) sales from time to time by the Company of shares of its common stock pursuant to the Company's Direct Stock Purchase and Dividend Reinvestment Plan and certain employee benefit plans, (2) sales by the Company of up to $170 million of (a) debt securities, (b) shares of its common stock, (c) contracts to purchase shares of common stock and (d) units pledged to secure the holders' obligation to purchase common stock under stock purchase contracts, (3) sales by TU
               Electric of up to an additional $498,850,000 principal amount of its Senior Debt and $25,000,000 of its cumulative preferred stock and (4) sales by ENSERCH of up to $100,000,000 aggregate principal amount of securities, for each of which registration statements are effective pursuant to Rule 415 under the Securities Act of 1993, as amended (Securities Act).
          (d) The sole assets of such trusts consist of junior subordinated debentures of TU Electric or ENSERCH, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

                               DESCRIPTION OF THE MAPS


               The following is a summary of certain terms of the MAPS, does not purport to be complete, and is subject to, and qualified in its entirety by, the description of Debt Securities in the accompanying Prospectus, the form of the Indenture (For Unsecured Debt Securities Series F) to be entered into between the Company and The Bank of New York, as trustee (Trustee), with respect to the MAPS as supplemented by the Officer's Certificate establishing the terms of the MAPS (as so supplemented and amended, the MAPS Indenture) which is on file with the Commission, and the Trust Indenture Act. Certain capitalized terms used herein are defined in the MAPS Indenture. The following descriptions of certain terms of the MAPS supplement and, to the extent inconsistent therewith, replace the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. There can be no assurance as to certain United States federal income tax consequences of the purchase, ownership and disposition of the MAPS, and, prior to making an investment in the MAPS, prospective investors are urged to review CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS -- "Alternate Federal Income Tax Treatment" below.

          GENERAL

               The MAPS will be issued as senior unsecured debt under the MAPS Indenture and will rank on a parity in right of payment with the Company's other senior unsecured debt obligations. While the MAPS Indenture contemplates securing indebtedness issued thereunder in certain very limited circumstances (see, for example, DESCRIPTION OF DEBT SECURITIES -- "Limitation on Liens" in the accompanying Prospectus), the Company has no current intention of so securing the MAPS. The MAPS Indenture provides for the issuance of debt securities (including the MAPS), notes or other unsecured evidences of indebtedness by the Company in an unlimited amount from time to time. The MAPS Indenture provides that the Company may not grant a lien on the capital stock of any of its subsidiaries to secure debt obligations of the Company without similarly securing the MAPS, with certain exceptions. However, the MAPS Indenture does not limit the aggregate amount of indebtedness the Company or its subsidiaries may issue nor does it limit the ability of the Company's subsidiaries to grant a lien on the capital stock of their respective subsidiaries.

               The Company is a holding company that derives substantially all of its income from its operating subsidiaries. The MAPS therefore will be effectively subordinated to debt and preferred stock at the subsidiary level. The financial statements of the Company and its predecessors included in the Incorporated Documents show the aggregate amount of such subsidiary debt and preferred stock and other debt of the Company as of the date of such statements.

               The MAPS Indenture permits the Company to assign its obligations under the MAPS to a subsidiary as contemplated in DESCRIPTION OF DEBT SECURITIES -- "Assignment of Obligations" in the accompanying Prospectus.

               The final maturity date (Maturity Date) of the MAPS is scheduled to be October 15, 2011, but may be extended if there is an Interim Period (as defined below). See -- "Tender of MAPS; Remarketing - Remarketing Dates" below. Because of the mandatory put and remarketing provisions described below, however, all purchasers who purchase MAPS in this offering or in the open market prior to October 15, 2001, will have those MAPS either (i) repurchased by the Company or (ii) purchased by the Remarketing Dealer, on October 15, 2001. Salomon Smith Barney Inc. will be the initial Remarketing Dealer. If October 15, 2001 shall not be a Business Day (as defined below), then all references herein to such date shall be deemed to be references to the next Business Day.

               The MAPS will be limited to $375,000,000 aggregate principal amount and will be issuable only in registered form. Except in the limited circumstances described herein, the MAPS are not subject to redemption prior to the Maturity Date at the option of the Company. See -- "Redemption" below.

               The MAPS will bear interest at the annual interest rate of 5.94% per annum to but excluding October 15, 2001. October 15, 2001 and, if that date is designated as the "Interim Period Remarketing Date" as described below under "Tender of MAPS; Remarketing - Remarketing Dates," the Final Period Remarketing

          Date (as defined below) thereafter, will be the Remarketing Dates for the MAPS. If the Remarketing Dealer elects on the Notification Date (as defined below) to remarket the MAPS, and subject to the satisfaction of certain conditions described herein, (i) the MAPS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on each Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after each Remarketing Date, the MAPS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below. See -- "Tender of MAPS; Remarketing" below.

               Interest on the MAPS accruing during the period from and including October 21, 1998 (Issue Date) to but excluding October 15, 2001 will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1999. Interest on the MAPS accruing from October 15, 2001 (if such date is not the Interim Period Remarketing Date (as defined below)) or the Final Period Remarketing Date (as defined below) (if October 15, 2001 is the Interim Period Remarketing Date) will be paid semi-annually on each day that is a six-month anniversary of such date. Interest on the MAPS accruing during the period from and including October 15, 2001 (if that date is the Interim Period Remarketing Date) to but excluding the Final Period Remarketing Date (Interim Period), if applicable, will be payable on the Final Period Remarketing Date. Each day on which interest is scheduled to be paid is herein referred to as an "Interest Payment Date." Interest will be payable on each Interest Payment Date to the persons in whose name the MAPS are registered, subject to certain exceptions, at the close of business on the Business Day immediately preceding the related Interest Payment Date (each, a Record Date) except that, in the case of the Interest Payment Date relating to the Interim Period, interest will be payable to the persons to whom principal is payable on the Final Period Remarketing Date. "Business Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the City of New York and, in the case of the determination of the Reference Rate (as defined below) that is based upon U.S. Dollar Deposits in London, the City of London.

               The amount of interest payable on the MAPS for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months, except that interest accruing during the Interim Period, if any, will be computed on the basis of the actual number of days in such period over a 360-day year. Interest payable on any Interest Payment Date and at the Maturity Date or date of earlier redemption or repurchase will be the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid or duly provided for (or from and including the Issue Date if no interest has been paid or duly provided for with respect to the MAPS) to but excluding such Interest Payment Date or the Maturity Date or date of redemption or repurchase, as the case may be. In the event that any date on which interest is payable on the MAPS is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. Subject to any applicable laws and regulations and the provisions of the MAPS Indenture, each such payment will be made as described under "Book-Entry Systems" below. With respect to MAPS not in book-entry only form, the Company shall have the right to select relevant record dates, which shall be at least one Business Day but not more than 60 Business Days prior to the related Interest Payment Date.

               Under the circumstances described below, the MAPS are subject to redemption by the Company from the Remarketing Dealer on any Remarketing Date. See -- "Redemption" below. If the Remarketing Dealer for any reason does not purchase all MAPS on any Remarketing Date or elects not to remarket the MAPS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MAPS from the holders thereof on such Remarketing Date, at 100% of the principal amount thereof plus all accrued and unpaid interest, if any. See -- "Repurchase" below.

               The MAPS will be issued in denominations of $1,000 and integral multiples thereof.

          TENDER OF MAPS; REMARKETING

               The following description sets forth the terms and conditions of the tender and remarketing of the MAPS, if the Remarketing Dealer elects to purchase the MAPS and to remarket the MAPS on October 15, 2001.

               Mandatory Tender

               Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day which is not earlier than 15 nor later than five Business Days prior to October 15, 2001 (Notification Date) of its intention to purchase the MAPS as a whole for remarketing, each MAPS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on each of (i) October 15, 2001 and (ii) if October 15, 2001 is designated as the Interim Period Remarketing Date as described under "Remarketing Dates," the Final Period Remarketing Date thereafter, except in the circumstances described under "Repurchase" or "Redemption" below. The purchase price of such MAPS will be equal to 100% of the principal amount thereof. See -- "Notification of Results; Settlement" below. Upon such tender or deemed tender on a Remarketing Date, the Remarketing Dealer may remarket the MAPS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after October 15, 2001 (if such date is not the Interim Period Remarketing Date) or the Final Period Remarketing Date (if October 15, 2001 is the Interim Period Remarketing Date), the MAPS will bear interest at the Interest Rate to Maturity (as defined below), determined as set forth under "Determination of Applicable Interest Rate." During the Interim Period, if any, the MAPS will bear interest at the Interim Period Interest Rate (as defined below) determined as set forth under "Determination of Applicable Interest Rate." If the Remarketing Dealer elects to remarket the MAPS, the obligation of the Remarketing Dealer to purchase the MAPS on the applicable Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the business, property or financial condition of the Company and its subsidiaries, considered as a whole, shall have occurred and that no Event of Default (as defined in the MAPS Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MAPS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all such MAPS on the applicable Remarketing Date, the Company will be required to repurchase the MAPS from the holders thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MAPS to such Remarketing Date. See -- "Repurchase" below.

               Remarketing Dates

               If the Remarketing Dealer gives notice of its intention to purchase the MAPS on October 15, 2001, then not later than 4:00 p.m., New York City time, on the fourth Business Day prior to October 15, 2001, the Company may notify the Remarketing Dealer, the Trustee and The Depository Trust Company (DTC) by telephone, confirmed in writing that it elects October 15, 2001 to be the Interim Period Remarketing Date ("Interim Period Remarketing Date"). The Company will be eligible to make such notification if at such time its senior unsecured debt is rated at least "Baa3" by Moody's Investors Service and "BBB-" by Standard & Poor's Ratings Group or the equivalent thereof by such rating agency at the time of such notification or if the Remarketing Dealer waives this requirement in its sole discretion. If the Company does not provide such notification, October 15, 2001 will be the only Remarketing Date and the Maturity Date will be October 15, 2011. If the Company provides such notification, then (i) the Final Period Remarketing Date will be one of the 26 following one-week anniversary dates of October 15, 2001 (or if any such day is not a Business Day, the next following Business
          Day) designated by the Company not later than the fifth Business Day prior to such one-week anniversary date (Final Period Remarketing Date) except that, if the Company fails to so designate the Final Period Remarketing Date, the Final Period Remarketing Date will be the date that is 26 weeks after October 15, 2001 (or if such day is not a Business Day, the next following Business Day) and (ii) the Maturity Date of the MAPS will be the date that is the tenth anniversary of the Final Period Remarketing Date (whether or not a Business Day).

               Determination of Applicable Interest Rate

               From and including October 15, 2001 (if such date is not the Interim Period Remarketing Date) or the Final Period Remarketing Date (if October 15, 2001 is the Interim Period Remarketing
          Date), to but excluding the Maturity Date, the MAPS will bear interest at the Interest Rate to Maturity (as defined below). During the Interim Period, if any, the MAPS will bear interest at the Interim Period Interest Rate (as defined below).

               The "Interest Rate to Maturity" will be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding October 15, 2001 (if such date is not the Interim Period Remarketing Date) or the Final Period

          Remarketing Date (if October 15, 2001 is the Interim Period Remarketing Date) (Determination Date), to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 4.59% per annum (Base Rate) plus the Applicable Spread (as defined below).

               The "Applicable Spread" shall be the lowest firm commitment bid, expressed as a spread (in the form of a percentage or number of basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MAPS at the Dollar Price (as defined below), but assuming (i) that the purchase date is October 15, 2001 (if such date is not the Interim Period Remarketing Date) or the Final Period Remarketing Date (if October 15, 2001 is the Interim Period Remarketing Date) with settlement on such date without accrued interest, (ii) that the maturity date is the Maturity Date of the MAPS, and (iii) a stated annual interest rate, payable semi-annually, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such firm commitment bids obtained as described above; provided, however, that the Remarketing Dealer shall obtain bids from at least three Primary Corporate Dealers. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the MAPS, the Company and the Trustee.

               "Dollar Price" means, with respect to the MAPS, the present value, as of October 15, 2001, of the Remaining Scheduled Payments (as defined below) discounted to October 15, 2001 on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), except that (i) in the case of the Final Period Remarketing Date, the Dollar Price will be the Adjusted Dollar Price (as defined below) and (ii) the Dollar Price in the case of October 15, 2001 or the Final Period Remarketing Date may be any other amount agreed to in writing by the Remarketing Dealer and the Company.

               "Adjusted Dollar Price" means, with respect to the Final Period Remarketing Date, the Dollar Price as of October 15, 2001 (determined by the Remarketing Dealer on the third Business Day prior to October 15, 2001) plus the product of (i) such Dollar Price less the aggregate principal amount of MAPS outstanding as of October 15, 2001, (ii) the weighted average per annum Interim Period Interest Rate for the Interim Period, and (iii) the number of days in the Interim Period divided by 360.

               "Reference Corporate Dealers" means each of Salomon Smith Barney Inc., CIBC Oppenheimer Corp., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and a fifth Reference Corporate Dealer to be selected by the Company and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company in The City of New York (Primary Corporate Dealer), the Remarketing Dealer shall substitute therefor another Primary Corporate Dealer.

               "Remaining Scheduled Payments" means, with respect to the MAPS, the remaining scheduled payments of the principal thereof and interest thereon calculated at the Base Rate only, that would be due after October 15, 2001 to and including October 15, 2011, assuming that the Company did not elect October 15, 2001 to be the Interim Period Remarketing Date; provided, however, that if October 15, 2001 is not an Interest Payment Date with respect to the MAPS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to October 15, 2001.

               "Treasury Rate" means the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below).

               "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MAPS being purchased.

               "Comparable Treasury Price" means (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the third business day prior to October 15, 2001, as set forth on Telerate Page 500 (as defined below) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such date, (i) the average of the Reference Treasury Dealer Quotations, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

               "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited.

               "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., on the Determination Date.

               "Reference Treasury Dealer" means each of Salomon Smith Barney Inc., CIBC Oppenheimer Corp., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and a fifth Reference Treasury Dealer to be selected by the Company and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary United States Government securities dealer in The City of New York (Primary Treasury Dealer), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

               The interest rate for the Interim Period, if any, will be reset on each Interest Reset Date (as defined below) during the Interim Period and will be equal to the Reference Rate (as defined below) in respect of the applicable Interest Reset Date plus the Basic Spread (as defined below), in each case as calculated by the Remarketing Dealer (Interim Period Interest
          Rate). The Wednesday of each week during the Interim Period will be an "Interest Reset Date." The "Interest Determination Date" applicable to an Interest Reset Date will be the second Business Day preceding such Interest Reset Date. The interest rate in effect from and including the Interim Period Remarketing Date (which is the first day of the Interim Period) to but excluding the first Interest Reset Date during such Interim Period will be determined as if the Interim Period Remarketing Date were an Interest Reset Date and the Interest Determination Date for such Interest Reset Date were the second Business Day prior to the Interim Period Remarketing Date.

               The "Reference Rate" means, with respect to the Interim Period, one of the following reference rates selected by the Company and notified to the Remarketing Dealer no later than four Business Days prior to the Interim Period Remarketing Date: (i) the per annum rate for deposits in U.S. dollars for a period of one week shown on Telerate page 3750 (or any successor page) at 11:00 a.m., London time, on the applicable Interest Determination Date, (ii) the per annum rate equal to the average of the federal funds rates shown on Telerate page 5 (or any successor page) as of 11:00 a.m., New York City time, on the applicable Interest Determination Date and each of the four Business Days prior to such Interest Determination Date, or (iii) the one-week "AA" non-financial commercial paper rate shown on the Internet world wide web page of the Board of Governors of the Federal Reserve System at www.bog.frb.fed.us/releases/CP/ (or any successor page) as of 11:00 a.m., New York City time, on the applicable Interest Determination Date.

               The "Basic Spread" will be the lowest firm commitment bid expressed as a spread (in the form of a percentage or a number of basis points) above the Reference Rate, obtained by the Remarketing Dealer on the third Business Day prior to the Interim Period Remarketing Date from the bids quoted from five Reference Money Market Dealers (as defined below) on such date for the full aggregate principal amount of the MAPS at a dollar price equal to par, but assuming (i) that the purchase date is the Interim Period Remarketing Date, with settlement on such date without accrued interest, (ii) that the maturity date is the day that is 26 weeks from the Interim Period Remarketing Date, (iii) that the MAPS are callable by the Remarketing Dealer on a weekly basis after the Interim Period Remarketing Date, (iv) that the MAPS will be repurchased by the Company at par on the day that is 26 weeks from the Interim Period Remarketing Date if not previously called by the Remarketing Dealer, and (v) a stated annual interest rate, payable on the Final Period Remarketing Date, equal to the Reference Rate plus the spread bid by the applicable Reference Money Market Dealer.

               "Reference Money Market Dealers" means each of Salomon Smith Barney Inc., CIBC Oppenheimer Corp., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and a fifth Reference Money Market Dealer to be selected by the Company and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company in The City of New York which is also a leading dealer in money market instruments (Primary Money Market Dealer), the Remarketing Dealer shall substitute therefore another Primary Money Market Dealer.

               The Interim Period Interest Rates and the amount of interest payable on the Final Period Remarketing Date shall each be determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the MAPS, the Company and the Trustee.

               Notification of Results; Settlement

               If the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all MAPS tendered (or deemed to have been tendered) to the Remarketing Dealer on October 15, 2001, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity. If October 15, 2001 is the Interim Period Remarketing Date, the Remarketing Dealer will provide the Company, the Trustee and DTC notice in accordance with the preceding sentence, on the second Business Day prior to October 15, 2001, of the Interim Period Interest Rate which will initially be in effect.

               All of the MAPS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on each Remarketing Date.

               The Remarketing Dealer will make or cause the Trustee to make payment of the purchase price for such MAPS through DTC by the close of business on each Remarketing Date against delivery through DTC of the MAPS. The purchase price of such MAPS will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the MAPS on a Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the entire principal amount of the MAPS, as described below under "Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest due on a Remarketing Date by book-entry through DTC by the close of business on such Remarketing Date. In the event that the Company elects to redeem the MAPS from the Remarketing Dealer on a Remarketing Date (following the Remarketing Dealer's purchase of the MAPS from the Holders on such Remarketing Date), the Company will make or cause the Trustee to make payment to the Remarketing Dealer by book-entry through DTC by the close of business on such date against delivery through DTC of such MAPS.

               The transactions described above will be executed on the applicable Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the MAPS delivered by book entry as necessary to effect the purchases and sales thereof. See -- "Book-Entry Systems" below.

               Transactions involving the sale and purchase of MAPS remarketed by the Remarketing Dealer on and after the applicable Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

               The tender and settlement procedures described above, including provisions for payment by purchasers of MAPS in the remarketing or for payment to sellers of MAPS, may be modified, notwithstanding any contrary terms of the MAPS Indenture (i) to the extent required by DTC or a successor securities depositary,
          (ii) if the book-entry system is no longer available for the MAPS at the time of the remarketing, to the extent required to facilitate the remarketing of MAPS in certificated form, or (iii) to the extent required in the reasonable opinion of the Remarketing Dealer, to facilitate the settlement process.

               As long as the DTC or its nominee holds the certificates representing any MAPS in the book-entry system of DTC, no certificates for such MAPS will be delivered by any holder to reflect any transfer of such MAPS effected in a remarketing or otherwise. In addition, under the terms of the MAPS and the

          Remarketing Agreement (as defined below), the Company has agreed that, prior to the day immediately succeeding October 15, 2001 (if such date is not the Interim Period Remarketing Date) or the Final Period Remarketing Date (if October 15, 2001 is the Interim Period Remarketing Date) and notwithstanding any provision to the contrary set forth in the MAPS Indenture, (i) it will use its best efforts to maintain the MAPS in book-entry form with DTC or any successor thereto and to appoint a successor to DTC to the extent necessary to maintain the MAPS in book-entry form and (ii) it will waive any discretionary right it otherwise has under the MAPS Indenture to cause the MAPS to be issued in certificated form. See -- "Book-Entry Systems" below.

               The Remarketing Dealer

               On or prior to the date of original issuance of the MAPS, the Company and the Remarketing Dealer will enter into a Remarketing Agreement with respect to the MAPS (Remarketing Agreement).

               The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing. See UNDERWRITING below.

               The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with transactions contemplated by the Remarketing Agreement, or to make contribution to certain payments in respect thereof.

               In the event that the Remarketing Dealer elects to remarket the MAPS as described herein, the obligation of the Remarketing Dealer to purchase MAPS will be subject to several conditions precedent set forth in the Remarketing Agreement, including certain conditions that are customary in the Company's public offerings and the conditions that, since the Notification Date, no material adverse change in the business, property or financial condition of the Company and its subsidiaries, considered as a whole, shall have occurred, and that no Event of Default (as defined in the MAPS Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MAPS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for either the termination of such agreement or the redetermination of the Interest Rate to Maturity by the Remarketing Dealer on or before October 15, 2001 (if such date is not the Interim Period Remarketing Date) or the Final Period Remarketing Date (if October 15, 2001 is the Interim Period Remarketing Date) upon the occurrence of certain events that are also customary in the Company's public securities offerings.

               No holder of any MAPS shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MAPS.

               The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time prior to the twentieth Business Day prior to October 15, 2001, such resignation to be effective 10 Business Days after the delivery to the Company and the Trustee of written notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

               The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MAPS. If the Remarketing Dealer holds MAPS, it may exercise any vote or join in any action which any holder of MAPS may be entitled to exercise or take with like effect as if the Remarketing Dealer did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

          REPURCHASE

               In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity or the Interim Period Interest Rate by (a) in the case of the Interest Rate to Maturity, 4:00 p.m., New York City time, on the Determination Date, or (b) in the case of the Interim Period Interest Rate, 4:00 p.m., New York City time, on the second Business Day prior to October 15, 2001, or (ii) prior to the fifth Business Day immediately preceding October 15, 2001, the Remarketing Dealer has resigned or been terminated and no successor has been appointed on or before the third Business Day immediately preceding October 15, 2001, or (iii) since the Notification Date, a material adverse change in the business, property and financial condition of the Company and its subsidiaries, considered as a whole, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MAPS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred and the Remarketing Dealer elects to terminate the Remarketing Agreement, or (iv) the Remarketing Dealer elects not to remarket the MAPS, or (v) the Remarketing Dealer for any reason does not purchase all MAPS tendered to it on any Remarketing Date, the Company will repurchase the MAPS as a whole on any Remarketing Date at a price equal to 100% of the principal amount of the MAPS plus all accrued and unpaid interest, if any, on the MAPS to any Remarketing Date. In any such case, payment will be made by the Company by book-entry through DTC upon delivery through the DTC of the MAPS on or after the close of business on such Remarketing Date.

          REDEMPTION

               If the Remarketing Dealer elects to remarket the MAPS on a Remarketing Date, the MAPS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "Tender of MAPS; Remarketing" and "Repurchase" and to the Company's right to redeem the MAPS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the fourth Business Day immediately preceding the applicable Remarketing Date, if the Company irrevocably elects to exercise its right to redeem the MAPS, in whole but not in part, from the Remarketing Dealer on such date at the Optional Redemption Price (as defined below).
          In any such case, payment will be made by the Company to the Remarketing Dealer by book-entry transfer through DTC by the close of business on such Remarketing Date against delivery through DTC of the MAPS.

               The "Optional Redemption Price" shall be the sum of (i) the greater of (a) 100% of the full aggregate principal amount of the MAPS and (b) the Dollar Price as of the applicable Remarketing Date (which, if the applicable Remarketing Date is the Final Period Remarketing Date, will equal the Adjusted Dollar Price) plus (ii) in the case of either (a) or (b) above, accrued and unpaid interest on the principal amount being redeemed to the applicable Remarketing Date.

          BOOK-ENTRY SYSTEMS

               The MAPS will be issued in fully registered form in the name of Cede & Co., as nominee of DTC. One or more fully registered global certificates (Global Securities) will be issued for the MAPS in the aggregate principal amount of the MAPS. Such Global Securities will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

               DTC has advised the Company and the Underwriters as follows:

                    DTC is a limited-purpose trust company organized under
               the New York Banking Law, a "banking organization" under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants (Direct Participants) include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                    Purchases of MAPS under the DTC system must be made by
               or through Direct Participants, which will receive a credit for the MAPS on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct and Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MAPS are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the MAPS, except in the event that use of the book-entry system for the MAPS is discontinued.

                    To facilitate subsequent transfers, all MAPS deposited
               by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MAPS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MAPS; DTC's records reflect only the identity of the Direct Participants to whose accounts such MAPS are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    Conveyance of notices and other communications by DTC
               to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    Redemption notices shall be sent to DTC.

                    Neither DTC nor Cede & Co. will consent or vote with
               respect to the Global Securities. Under its usual procedures DTC will mail an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the MAPS are credited on the record date (identified in the listing attached to the omnibus proxy).

                    Principal and interest payments on the Global
               Securities will be made to DTC. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on DTC's records. The Company also expects that payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    DTC may discontinue providing its service as securities
               depositary with respect to the MAPS at any time by giving reasonable notice to the Company or the Trustee. In addition, after October 15, 2001 (if such date is not the Interim Period Remarketing Date) or the Final Period Remarketing Date (if October 15, 2001 is the Interim Period Remarketing Date), the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, if a successor securities depositary is not obtained, MAPS certificates in fully registered form are required to be printed and delivered to beneficial owners of the Global Securities representing such MAPS.

               The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

               Neither the Company, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the MAPS, or payments to, or the providing of notice to Participants or beneficial owners.

          SAME-DAY SETTLEMENT AND PAYMENT

               Settlement for the MAPS will be made by the Underwriters in immediately available funds. So long as the MAPS are represented by Global Securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by the Company in immediately available funds. In addition, so long as the MAPS are represented by such Global Securities, the MAPS will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the MAPS will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the MAPS.


               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


          INTRODUCTION

               The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the MAPS and is based upon the Internal Revenue Code of 1986, as amended (Code), Treasury regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. Unless otherwise stated, this summary deals only with United States Holders (defined below) who are initial purchasers and who hold the MAPS as capital assets within the meaning of Code Section 1221. This summary does not purport to deal with persons in special tax situations, such as financial institutions, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding the MAPS as a hedge against currency risk or a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. In addition, this discussion only addresses the federal income tax consequences of the MAPS until October 15, 2001. PERSONS CONSIDERING THE PURCHASE OF THE MAPS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE MAPS ARISING UNDER ANY OTHER TAX JURISDICTION.

               Prospective investors should note that no rulings have been or are expected to be sought from the Internal Revenue Service (Service) with respect to any of the Federal income tax considerations discussed below, and no assurance can be given that the Service will not take contrary positions.

               As used herein, the term "United States Holder" means a beneficial owner of the MAPS that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source, or
          (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "Non-United States Holder" means a beneficial owner of the MAPS that is not a United States Holder.

          UNITED STATES HOLDERS

               Interest

               For United States federal income tax purposes, the MAPS will be regarded as indebtedness of the Company. However, the tax accounting treatment of interest payable on the MAPS is not entirely certain. The Company intends to treat the MAPS as maturing on October 15, 2001. Based on this treatment, interest on the MAPS will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's regular method of accounting.

               Sale or Disposition of the MAPS

               Upon the sale, exchange or retirement of the MAPS, the United States Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (excluding amounts attributable to accrued but unpaid interest on the MAPS that the United States Holder has not previously included in gross income) and such United States Holder's adjusted tax basis in the MAPS. A United States Holder's adjusted tax basis in the MAPS will equal the U.S. Holder's cost therefor, reduced by any principal payments received with respect to the MAPS. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement, the MAPS have been held for more than one year. The net capital gains of individuals are taxed, under certain circumstances, at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

               Alternate Federal Income Tax Treatment

               There can be no assurance that the Service will agree with, or a court will uphold, the Company's treatment of the MAPS as maturing on October 15, 2001, and it is possible that the Service will assert an alternate treatment. For example, the Service may seek to treat the MAPS as maturing on the Maturity Date. In such case, Treasury regulations relating to contingent payment debt obligations could be read to be applicable. The effect of such regulations would be to require United States Holders, regardless of their regular method of accounting, to accrue income based on the "comparable yield" of the MAPS (i.e., the yield at which the Company would issue a fixed rate debt instrument maturing on the Maturity Date, with terms and conditions otherwise similar to those of the MAPS) which could be higher than the stated interest rate on the MAPS prior to October 15, 2001. As a result, United States Holders could accrue income in excess of cash payments actually received. Furthermore, any gain realized with respect to the MAPS would generally be treated as ordinary income, and any loss realized with respect to the MAPS would generally be treated as ordinary loss to the extent of the United States Holder's prior ordinary income inclusions with respect to the MAPS.

          NON-UNITED STATES HOLDERS

               A Non-United States Holder will generally not be subject to United States federal income tax on payments of interest (including accruals under Treasury Regulations relating to contingent payment debt obligations) on the MAPS , provided that such interest is not effectively connected with a United States trade or business of the Non-United States Holder, unless (i) such Non-United States Holder owns, directly or indirectly, more than 10% of the total combined voting power of the Company, (ii) the Non-United States Holder is a controlled foreign corporation that is related to the Company through stock ownership, or (iii) the Non-United States Holder is a bank receiving interest described in Code Section 881(c)(3)(A). A Non-United States Holder qualifying under the above conditions will not be subject to withholding on payments of interest if such person provides the Company with a statement certifying that such person is not a United States person (on Service Form W-8 or a substantially similar form signed under penalties of perjury) or a financial institution holding the MAPS on behalf of the beneficial owner certifies, under penalties of perjury,that such financial institution has received such statement and furnishes the Company with a copy thereof.

               A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized upon the sale, redemption or other disposition of the MAPS unless (i) such gain is effectively connected with a United States trade or business of the holder, (ii) in the case of an individual such

          Non-United States Holder is present in the United States for 183 or more days in the taxable year of the sale, redemption or other disposition, or (iii) the MAPS are treated as subject to the Treasury regulations relating to contingent payment debt instruments discussed above.

          BACKUP WITHHOLDING AND INFORMATION REPORTING

               Generally, information reporting will apply to certain payments of principal and interest on the MAPS, including proceeds of a sale of the MAPS to United States Holders, other than certain exempt recipients within the meaning of applicable Treasury regulations. United States Holders generally will not be subject to backup withholding tax of 31% unless (i) the payee fails to provide his or her taxpayer identification number to the payor, (ii) the payee fails to provide certification as to exempt status, or (iii) certain other conditions exist.

               Non-United States Holders will not be subject to information reporting or backup withholding on payments made by the Company or its paying agent if such Non-United States Holder certifies to the Company that such person is not a United States person on Form W-8 or a substantially similar form signed under penalties of perjury by the beneficial owner of the MAPS, and the Company has no actual knowledge that the beneficial owner is a United States person.

               In addition, backup withholding and information reporting will not apply to principal or interest on the MAPS paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of a Non-United States Holder, or to the proceeds of the sale of a MAPS paid by a foreign office of a broker to a Non-United States Holder. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or, beginning on January 1, 2000, if such nominee, custodian, agent or broker is a foreign partnership in which one or more United States persons own, in the aggregate, more than 50% of the income or capital interests or if such partnership is engaged in a United States trade or business, such payments will not be subject to backup withholding but will be subject to information reporting unless (i) such custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.

               Backup withholding and information reporting will apply to principal or interest on the MAPS paid to a Non-United States Holder by a United States office of a custodian, nominee or agent, or to the proceeds of the sale of a MAPS paid by the United States office of a broker to a Non-United States Holder, unless (i) the Non-United States Holder provides the statement described above that such holder is not a United States person and the payor does not have actual knowledge to the contrary or
          (ii) the beneficial owner otherwise establishes an exemption.

               Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against a holder's United States federal income tax liability, provided that certain required information is provided to the Service.

                                     UNDERWRITING

               Subject to the terms and conditions set forth in the Underwriting Agreement (Underwriting Agreement) dated October 14, 1998 among the Company and the several Underwriters named below (Underwriters), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the following respective principal amounts of the MAPS:

                                                               Principal
                                                               Amount of
                     Underwriter                                  MAPS
                     -----------                               ---------
                Salomon Smith Barney Inc.  . . . . . . . .   $187,500,000
                CIBC Oppenheimer Corp. . . . . . . . . . .     62,500,000
                Lehman Brothers Inc. . . . . . . . . . . .     62,500,000
                Morgan Stanley & Co. Incorporated  . . . .     62,500,000
                                                             ------------
                     Total . . . . . . . . . . . . . . . .   $375,000,000
                                                             ============

               In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the MAPS offered hereby if any MAPS are purchased. The Underwriters have advised the Company that the Underwriters propose to offer the MAPS to the public initially at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers initially at such price less a discount not in excess of 0.25% of the principal amount of the MAPS. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.25% of the principal amount of the MAPS. After the initial offering of the MAPS to the public, the public offering price and such concessions may be changed. In addition, in consideration for the right to require the mandatory tender of all outstanding MAPS as described above, the Remarketing Dealer will pay to the Company, on the same date the Underwriters pay the purchase price for the MAPS, an amount equal to 2.17% of the principal amount of the MAPS.

               The MAPS are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the MAPS, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MAPS.

               The Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the MAPS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the MAPS in connection with the offering, i.e., if they sell MAPS in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing MAPS in the open market.

               In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

               Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MAPS. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

               In the ordinary course of business, the Underwriters and their affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates.

               The Company has agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

                                    LEGAL OPINIONS

               The validity of the MAPS will be passed upon for the Company by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel to the Company, and Thelen Reid & Priest LLP, New York, New York, of counsel to the Company, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain federal income tax matters will be passed upon for the Company by Thelen Reid & Priest LLP.


                                       EXPERTS

               The consolidated financial statements included in the latest Annual Report of the Company on Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said latest Annual Report of the Company on Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon authority of the firm as experts in accounting and auditing.

               With respect to any unaudited condensed consolidated interim financial information included in the Company's Quarterly Reports on Form 10-Q which are or will be incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports included in the Company's Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on such unaudited condensed consolidated interim financial information because such reports are not "reports" or a "part" of the Registration Statement filed under the Securities Act with respect to the Securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

               The consolidated financial statements of TEG as of September 30, 1996, and for each of the three years in the period then ended, and as of March 31, 1997, and for the six-months then ended, appearing in Amendment No. 1 to the Company's Current Report on Form 8-K dated May 19, 1998, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          PROSPECTUS

                                    $2,070,000,000

                               TEXAS UTILITIES COMPANY

                            DEBT SECURITIES, COMMON STOCK,
                  STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

               Texas Utilities Company (Company), directly or through such agents, dealers or underwriters as may be designated from time to time, may offer, issue and sell, together or separately, (i) its debt securities (Debt Securities), (ii) shares of its common stock, without par value (Common Stock), (iii) contracts to purchase shares of Common Stock (Stock Purchase Contracts) and
          (iv) units, each representing ownership of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, pledged to secure the holder's obligation to purchase Common Stock under the Stock Purchase Contracts (Stock Purchase Units).

               The Debt Securities, Common Stock, Stock Purchase Contracts and Stock Purchase Units are herein collectively referred to as the "Securities," and Securities having an aggregate public offering price of up to $2,070,000,000 (or its equivalent in foreign currencies or foreign currency units based on the applicable exchange rate at the time of offering) will be issued in amounts, at prices and on terms to be determined at the time of sale.

               The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms or other rights, if any, exercise price and detachability, if any, and other specific terms may also be set forth in a Prospectus Supplement, together with the terms of an offering of such Securities. Any such Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
                 SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                       OFFENSE.

               The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If any agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in Prospectus Supplement with respect to such Securities (Prospectus Supplement). See PLAN OF DISTRIBUTION.

               This Prospectus may not be used to consummate any sale of Securities unless accompanied by a Prospectus Supplement.

               The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU". Any Prospectus Supplement will also contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

                     The date of this Prospectus is June 29, 1998

               NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT INVOLVED IN THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                AVAILABLE INFORMATION

               On August 5, 1997, the Company became a holding company which owns all of the outstanding common stock of Texas Energy Industries, Inc. (formerly Texas Utilities Company) (TEI) (Commission File No. 1-3591) and ENSERCH Corporation (ENSERCH) (Commission File No. 1-3183). The Company is, and TEI and ENSERCH have been, subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (Exchange
          Act), and in accordance therewith the Company files, and its predecessors have filed, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company and its predecessors can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company, TEI and ENSERCH. The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges, where reports, proxy statements and other information concerning the Company and TEI may be inspected. Reports, proxy statements and other information concerning ENSERCH may be inspected at the New York and Chicago stock exchanges.


                         DOCUMENTS INCORPORATED BY REFERENCE

               The   following   documents,  previously   filed   with  the
          Commission  (Commission   File  No.  1-12833),  pursuant  to  the
          Exchange Act, are incorporated herein by reference:

               1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (1997 10-K).

               2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

               3. The Company's Current Reports on Form 8-K dated February 26, 1998, March 13, 1998, April 8, 1998, April 9, 1998, April 17,
          1998 and May 27, 1998 (as amended on June 25, 1998).

               All documents filed by the Company pursuant to the Exchange Act after the date of filing of the Registration Statement in which this Prospectus is included and prior to effectiveness of such Registration Statement shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

               Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF SECURITIES, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) AND ANY APPLICABLE INDENTURE AND OFFICER'S CERTIFICATE, EACH AS DESCRIBED HEREIN. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: SECRETARY, TEXAS UTILITIES COMPANY, ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201; TELEPHONE NUMBER (214) 812-4600.


                                     THE COMPANY

               The Company is a Texas corporation organized in 1996 for the purpose of becoming the holding company for TEI, formerly Texas Utilities Company, and ENSERCH upon the mergers of TEI and ENSERCH with wholly owned subsidiaries of the Company.

               TEI,  a  Texas  corporation,  is  a  holding  company  whose principal subsidiary, Texas Utilities Electric Company (TU Electric), is an operating public utility company engaged in the generation, purchase, transmission, distribution and sale of electric  energy  in  the  north  central,  eastern  and  western portions of Texas, an area with a population estimated at 6,020,000. TU Electric's operating revenues and consolidated net income available for common stock for the twelve months ended December 31, 1997 were $6,135,417,000 and $745,024,000, respectively. TU Electric's total capitalization at December 31, 1997 was $12,798,832,000. Two other subsidiaries of TEI are engaged directly or indirectly in electric utility operations:
          (i) Southwestern Electric Service Company (SESCO), which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas, with a population estimated at 126,900 and (ii) Texas Utilities Australia Pty. Ltd. (TU Australia), which in 1995 acquired the common stock of Eastern Energy Limited, a company engaged in the purchase, distribution, marketing and sale of electric energy to approximately 489,000 customers in the Melbourne area of Australia. Neither SESCO nor Eastern Energy Limited generates any electricity. In November 1997, the Company consummated the acquisition of Lufkin Conroe Communications Co.
          (LCC), a privately held, independent local exchange telephone company, which subsequently became a subsidiary of TEI. LCC has sixteen exchanges that serve approximately 100,000 access lines in the Alto, Conroe and Lufkin areas of southeast Texas and also provides access services to a number of interexchange carriers who provide long distance services. TEI also has other wholly owned subsidiaries which perform specialized functions within the Texas Utilities Company system.

               ENSERCH, a Texas corporation, is an integrated company focused on natural gas. ENSERCH operates primarily in the north central and eastern parts of Texas. Its major business operations are natural gas pipeline, processing, marketing and distribution. Through these business operations, ENSERCH is engaged in owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale, and the wholesale and retail marketing of natural gas in several areas of the United States, and owning and operating approximately 550 local gas utility distribution systems in Texas.

               In March 1998, the Company announced an offer by its wholly owned subsidiary, TU Acquisitions PLC (TU Acquisitions), to acquire 100% of the ordinary shares of The Energy Group PLC
          (TEG), including the ordinary shares evidenced by American Depository Receipts, for L8.40 per share. Under the Company's offer, up to 20% of the TEG shares may be exchanged for Company Common Stock with a value of approximately L8.65 per TEG share. TEG is the holding company for The Eastern Group PLC, which is one of the largest regional electric companies in the United Kingdom (U.K.), one of the largest U.K. generators of electricity and one of the largest U.K. suppliers of natural gas. On May 19, 1998, the Company declared its offer unconditional. At June 22, 1998 the Company had acquired approximately 94.43% of TEG's issued share capital and is in the process of acquiring the remaining shares.

               The TEG businesses acquired by the Company (which exclude TEG's Peabody Coal and Citizens Power businesses, which were sold by TEG to an unaffiliated party in connection with the Company's offer) had assets of approximately $10.2 billion at September 30, 1997 and $5.5 billion of revenues for the twelve months ended
          December 31, 1997. Such businesses had debt outstanding at September 30, 1997 of approximately $3.8 billion. The estimated purchase price for the TEG shares is approximately $7.2 billion. The Company and TU Acquisitions and other intermediate U.K.
          holding companies have entered into credit facilities with banking institutions in the United States (U.S.) and the U.K., respectively, which will provide committed financing sufficient to purchase the outstanding TEG shares and pay related expenses.

               In February 1998, the Company announced an offer through its wholly-owned subsidiary, TU Australia, to acquire Allgas Energy Limited (Allgas), a publicly held gas distribution company in Queensland, Australia. The original offer, a combined cash and option offer of approximately $138 million, which was increased to approximately $145 million in April 1998, is subject to acceptance by holders of at least 51% of Allgas outstanding shares and the waiver by the Queensland government of the current 12.5% limit on individual share holdings in Allgas. The Queensland government has announced that this limitation will be lifted on July 1, 1998. TU Australia has acquired 12.49% of the outstanding shares of Allgas. The Company's bid has already received all necessary Australian and U.S. regulatory approvals. Two competing bids are still outstanding. One competing bid is at a lower price than TU Australia's and the other is at a higher price. Both competing bids are subject to additional regulatory approvals. Shareholders of Allgas now have through July 10, 1998 to accept the Company's offer. The offer will be funded by TU Australia's cash flows and bank lines.

               The principal executive offices of the Company are located at 1601 Bryan Street, Dallas, Texas 75201-3411; the telephone number is (214) 812-4600.


                                   USE OF PROCEEDS

               Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the offering of the Securities will be used for general corporate purposes, including the repayment of short-term indebtedness incurred in connection with the purchase of TEG shares.


                   CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

               The ratio of earnings to fixed charges for each of the years ended December 31, 1993 through 1997 and the twelve months ended March 31, 1998 was 1.89, 2.29, 0.84, 2.39, 2.25 and 2.24,
          respectively. The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances of approximately $265 million after tax in TU Electric's Docket 11735. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including TU Electric's partially completed Twin Oak and Forest Grove lignite-fueled facilities and the New Mexico coal reserves of a subsidiary, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $802 million. The twelve-month period ended December 31, 1997 includes a one time base revenue refund of $80 million as a result of a settlement with the Public Utility Commission of Texas.


                            DESCRIPTION OF DEBT SECURITIES

               The Debt Securities will be issued in one or more series under an indenture or indentures (each an Indenture) between the Company and The Bank of New York or other financial institutions to be named, as Trustee (each an Indenture Trustee), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of the terms of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to (i) the respective Indenture and (ii) one or more officer's certificates establishing the Debt Securities to which a form of Debt Security will be attached. Whenever particular provisions or defined terms in an Indenture are referred to under this DESCRIPTION OF DEBT SECURITIES, such provisions or defined terms are incorporated by reference herein.

               General. Each Indenture will provide for the issuance of Debt Securities in an unlimited amount from time to time. All Debt Securities will be unsecured obligations of the Company. All Debt Securities issued under an Indenture will rank equally and ratably with all other Debt Securities issued under such Indenture. An Indenture will not limit other unsecured debt. The Company's financial statements included in the Incorporated Documents show the amount of such other debt at the date of such statements. See the Prospectus Supplement applicable to each series of offered Debt Securities.

               The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Debt
          Securities: (1) the title of the Debt Securities; (2) any limit upon the aggregate principal amount of the Debt Securities; (3) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (4) the rate or rates, if any, or the method by which such rate will be determined, at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Date for any interest payable on any Interest Payment Date and the Person or Persons to whom interest on such Debt Securities will be payable on any Interest Payment Date, if other than the Persons in whose names such Debt Securities are registered at the close of business on the Regular Record Date for such interest; (5) any right under the Indenture to extend the interest payment period from time to time on the Debt Securities; (6) the place or places where, subject to the terms of the respective Indenture as described below under "Payment and Paying Agents," the principal of and premium, if any, and interest on the Debt Securities will be payable and where, subject to the terms of such Indenture as described below under "Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and such Indenture may be served; the Security Registrar for such Debt Securities; and, if such is the case, that the principal of such Debt Securities will be payable without presentment or surrender thereof; (7) the period or periods within, or date or dates on, which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation or obligations, if any, of the Company to redeem or purchase any of the Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (9) the denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) the currency or currencies, including composite currencies in which the principal of or any premium or interest on the Debt Securities will be payable (if other than in Dollars); (11) if the principal of or any premium or interest on the Debt Securities is to be payable, at the election of the Company or the Holder thereof, in a coin or currency other than that in which the Debt Securities are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (12) if the principal of or premium or interest on the Debt Securities is to be payable, or is to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the method or other means by which such amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (13) if the amount payable in respect of principal of or any premium or interest on the Debt Securities may be determined with reference to an index or other fact or event ascertainable outside of the respective Indenture, the manner in which such amounts will be determined; (14) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (15) any Events of Default, in addition to those specified in the respective Indenture, with respect to the Debt Securities and any covenants of the Company for the benefit of the Holders of the Debt Securities, in addition to those specified in such Indenture; (16) the terms, if any, pursuant to which the Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (17) the obligations or instruments, if any, which will be considered to be Eligible Obligations in respect of such Debt Securities denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company's indebtedness in respect of such Debt Securities after the satisfaction and discharge thereof; (18) if the Debt Securities are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Debt Securities; (19) if the Debt Securities are to be issuable as bearer securities, any and all matters incidental thereto; (20) to the extent not addressed in item (18) above, any limitations on the rights of the Holders of the Debt Securities to transfer or exchange the Debt Securities or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of the Debt Securities, the amount or terms thereof; (21) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Debt Securities;
          (22) any collateral security, assurance or guarantee for the Debt Securities; (23) the non-applicability of the limitation on liens provisions to the Debt Securities; (24) any rights or duties of another Person to assume the obligations of the Company with respect to the Debt Securities and any rights or duties to discharge and release any obligor with respect to such Debt Securities or the Indenture to the extent related to such Debt Securities; and (25) any other terms of the Debt Securities, not inconsistent with the provisions of the respective Indenture (Indenture, Section 301).

               Debt Securities may be sold at a discount below their principal amount. Certain special United States federal income tax considerations, if any, applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations, if any, applicable to any Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

               Except as may otherwise be described in the applicable Prospectus Supplement, the covenants contained in an Indenture will not afford Holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

               Payment and Paying Agents. Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the Person in whose name such Debt Security is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, herein a Maturity) will be paid to the Person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the respective Indenture Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment on such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if such Indenture Trustee deems such manner of payment practicable (Indenture, Section 307).

               Unless otherwise specified in the applicable Prospectus Supplement, the principal of and premium, if any, and interest on, the Debt Securities at Maturity will be payable upon presentation of the Debt Securities at the corporate trust office of The Bank of New York, in The City of New York, as Paying Agent for the Company. The Company may change the Place of Payment on the Debt Securities, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion (Indenture, Section 602).

               Registration and Transfer.   Unless otherwise  specified in
          the applicable Prospectus Supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series or tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York in The City of New York, as Security Registrar for the Debt Securities. The Company may change the place for registration of transfer and exchange of the Debt Securities and may designate one or more additional places for such registration and exchange, all at its discretion. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. The Company will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part (Indenture, Section
          305).

               Defeasance. The principal amount of any series of Debt Securities issued under an Indenture will be deemed to have been paid for purposes of such Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged if there shall have been irrevocably deposited with the respective Indenture Trustee or any paying agent, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the Debt Securities, Eligible Obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by such Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are Outstanding. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof (Indenture, Section
          701).

               Limitiation on Liens. The Indenture provides that, except as otherwise specified with respect to a particular series of Debt Securities, so long as any Debt Securities of any series are Outstanding, the Company will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary (hereinafter defined) now or hereafter owned by the Company to secure any Indebtedness (hereinafter defined), without
          making   effective  provision   whereby   the  Outstanding   Debt
          Securities shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to, or prevent the creation or existence of, (i) any mortgage, pledge, security interest, lien or encumbrance upon any such capital stock created at the time of the acquisition of such capital stock by the Company or within one year after such time to secure all or a portion of the purchase price for such capital stock; (ii) any mortgage, pledge, security interest, lien or encumbrance upon any such capital stock existing thereon at the time of the acquisition thereof by the Company (whether or not the obligations secured thereby are assumed by the Company); or
          (iii) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in (i) or (ii) above on capital stock of any Subsidiary theretofore subject thereto (or substantially the same capital stock) or any
          portion thereof.   In addition,  this restriction will  not apply
          to, and there will be excluded in computing secured Indebtedness for the purpose of such restriction, Indebtedness secured by any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either (i) the execution or enforcement of each such lien is
          effectively   stayed  within   30   days  after   entry  of   the
          corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured
          thereby  are  being  contested   in  good  faith  by  appropriate
          proceedings timely commenced and diligently prosecuted; (ii) the payment of each such lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or (iii) so long as each such lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which
          such  proceedings  may  be   initiated  shall  not  have  expired
          (Indenture, Section 608).

               For purposes of the restriction described in the preceding paragraph, "Indebtedness" means (i) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by the Company for the repayment of money borrowed; (ii) all indebtedness for money borrowed secured by a lien upon property owned by the Company and upon which indebtedness for money borrowed the Company customarily pays interest, although the Company has not assumed or become liable for the payment of such indebtedness for money borrowed; and
          (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by the Company or in effect guaranteed by the Company through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of the Company in respect of indebtedness for money borrowed or other obligations incurred by others (Indenture, Section 608). "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency (Indenture, Section 101).

               Notwithstanding the foregoing, except as otherwise specified in the Officer's Certificate with respect to a particular series of Debt Securities, the Company may, without securing the Debt Securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien (in addition to liens expressly permitted as described in the second preceding paragraph) upon, capital stock of any Subsidiary now or hereafter owned by the Company to secure any Indebtedness (which would otherwise be subject to the foregoing restriction) in an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum obtained by adding (i) Consolidated Shareholders' Equity, (ii) Consolidated Indebtedness for money borrowed (exclusive of any thereof which is due and payable within one year of the date such sum is determined) and, without duplication, (iii) any preference or preferred stock of the Company or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions (Indenture, Section 608).

               The term "Consolidated Shareholders' Equity" (as used above) means the total Assets of the Company and its Consolidated Subsidiaries less all liabilities of the Company and its Consolidated Subsidiaries. As used in the foregoing definition, "liabilities" means all obligations which would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation, (i) indebtedness secured by property of the Company or any of its Consolidated Subsidiaries whether or not the Company or such Consolidated Subsidiary is liable for the payment thereof unless, in the case that the Company or such Consolidated Subsidiary is not so liable, such property has not been included among the Assets of the Company or such Consolidated Subsidiary on such balance sheet, (ii) deferred liabilities and (iii) indebtedness of the Company or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Company or such Consolidated Subsidiary. As used in this definition, "liabilities" includes preference or preferred stock of the Company or any Consolidated Subsidiary only to the extent of any such preference or preferred stock that is subject to mandatory redemption or sinking fund provisions (Indenture, Section 608).

               The term "Consolidated Subsidiary" (as used above) means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of the Company in its consolidated financial statements as of such date. The "Assets" of any Person means the whole or any part of its business, property, assets, cash and receivables. The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries (Indenture, Section
          608).

               As of December 31, 1997, the Consolidated Capitalization of the Company was $16,802,381,000.

               Assignment of Obligations. The Company may assign its obligations under any series of the Debt Securities to a directly or indirectly wholly-owned subsidiary of the Company pursuant to a written assumption of such obligations by such subsidiary, provided that no Event of Default, or event which with the passage of time or the giving of required notice, or both, would become an Event of Default, has occurred and is continuing. As conditions to such assumption, the subsidiary assuming such obligations will be required to deliver to the Trustee and to the Company an assumption agreement and a supplemental indenture satisfactory in form and substance to the Trustee pursuant to which such subsidiary (i) assumes, on a full recourse basis, the Company's obligations on the Debt Securities and the obligations under the Indenture relating to the Debt Securities, and
          (ii) agrees that any covenants made by the Company with respect to such Debt Securities will become solely covenants of, and shall relate to, such subsidiary.

               At the time of such assumption the Company will unconditionally guarantee payment of such series of Debt Securities and will execute a guarantee in form and substance satisfactory to the Trustee. Pursuant to such guarantee, the
          Company will fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the Debt
          Securities and under the Indenture relating to the Debt Securities, including, without limitation, payment, as and when due, of the principal of, premium, if any, and interest on, the Debt Securities. The Company will be released and discharged from all its other obligations under the Indenture.

               Consolidation, Merger, and Sale of Assets. Under the terms of an Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless
          (i) the entity formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be a entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under such Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and
          (iii) the  Company   shall  have  delivered   to  the  respective
          Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in such Indenture (Indenture, Section 1101). The terms of an Indenture will not restrict the Company in a merger in which the Company is the surviving entity.

               Events of Default.  Each of the following will constitute an
          Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Company in such Indenture (other than a covenant or warranty of the Company in such Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 90 days after written notice to the Company by the respective Indenture Trustee, or to the Company and such Indenture Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series Outstanding under such Indenture as provided in such Indenture; (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable federal or state law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors (Indenture, Section 801).

               An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the same Indenture or Debt Securities issued under any other Indenture.

               Remedies. If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series of Debt Securities issued under the same Indenture occurs and is continuing, then either the respective Indenture Trustee or the Holders of not less than 33% in principal amount of the outstanding  Debt  Securities  of  such series  may  declare  the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately. If an Event of Default due to the default in the performance of any other covenants or agreements in an Indenture applicable to all Outstanding Debt Securities under such Indenture or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the respective Indenture Trustee or the Holders of not less than 33% in principal amount of all such Outstanding Debt Securities, considered as one class, and not the Holders of the Debt Securities of any one of such series, may make such declaration of acceleration.

               At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

               (a) the Company has paid or deposited with the respective Indenture Trustee a sum sufficient to pay

                    (1) all overdue interest on all Debt Securities of such series;

                    (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

                    (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

                    (4) all amounts due to such Indenture Trustee under the respective Indenture; and

               (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in such Indenture (Indenture, Section 802).

               There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of the Company.

               Subject to the provisions of an Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the respective Indenture Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Indenture Trustee reasonable security or indemnity (Indenture, Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of such Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Indenture Trustee, or exercising any trust or power conferred on such Indenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities under an Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with such Indenture (Indenture, Section 812).

               No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the respective Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the respective Indenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all series under such Indenture in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to such Indenture Trustee, and such Holder or Holders have offered reasonable indemnity to such Indenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and (iii) such Indenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer (Indenture, Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Indenture, Section 808).

               The Company will be required to furnish to each Indenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the respective Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under such Indenture (Indenture, Section
          606).

               Modification and Waiver. Without the consent of any Holder of Debt Securities, the Company and the Indenture Trustee under an Indenture may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in such Indenture and in any of the Debt Securities
          Outstanding under such Indenture; or (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Debt
          Securities  of one  or  more specified  series,  or one  or  more specified Tranches thereof, or to surrender any right or power conferred upon the Company by such Indenture; or (c) to add any additional Events of Default with respect to Outstanding Debt Securities; or (d) to change or eliminate any provision of such Indenture or to add any new provision to such Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only (1) when the consent of the Holders of Debt Securities of such series or Tranche has been obtained in accordance with such Indenture, or (2) when no Debt Securities of such series or Tranche remain Outstanding under such Indenture; or (e) to provide collateral security for all but not part of the Debt Securities issued under such Indenture; or (f) to establish the form or terms of Debt Securities of any other series or Tranche as permitted by such Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee or co-trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of such Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under such Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series or Tranche; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series or Tranche of Debt Securities shall be payable, (2) all or any series or Tranche of Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Debt Securities and such Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under an Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series or Tranche Outstanding under such Indenture in any material respect (Indenture, Section 1201).

               The Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding under an Indenture may waive compliance by the Company with certain restrictive provisions of such Indenture (Indenture, Section
          607). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under an Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of such Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Indenture, Section 813).

               Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of an Indenture in such a way as to require changes to such Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of such Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in such Indenture, such Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment (Indenture, Section 1201).

               Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding under an Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, such Indenture or modifying in any manner the rights of the Holders of such Debt Securities under such Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding under an Indenture are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series under such Indenture so directly affected, considered as one class, shall be required; and provided, further, that if the Debt Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches of such series so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a discount Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of such Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of such Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series or Tranche, without the consent of the Holder of each Outstanding Debt Security under such Indenture affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of an Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under such Indenture of the Holders of the Debt Securities of any other series or Tranche (Indenture, Section 1202).

               Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under such Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities Outstanding under such Indenture, determined without regard to this provision) shall be disregarded and deemed not to be Outstanding.

               If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by an Indenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security (Indenture, Section 104).

               Resignation of an Indenture Trustee. An Indenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time with respect to the respective Indenture by Act of the Holders of a majority in principal amount of all series of Debt Securities then Outstanding under such Indenture delivered to such Indenture Trustee and the Company. No resignation or removal of an Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the respective Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to an Indenture Trustee appointed by Act of the Holders, if the Company has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the respective Indenture, such Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with such Indenture (Indenture, Section 910).

               Notices.   Notices  to Holders  of Debt  Securities will  be
          given by mail to the addresses of such Holders as they may appear in the security register therefor (Indenture, Section 106).

               Title. The Company, the respective Indenture Trustee, and any agent of the Company or such Indenture Trustee, may treat the Person in whose name Debt Securities are registered as the absolute owner thereof (whether or not such Debt Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary (Indenture, Section 308).

               Governing Law. Each Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York (Indenture, Section 112).

               Regarding the Indenture Trustee. The Indenture Trustee under the first Indenture will be The Bank of New York. In addition to acting as Indenture Trustee, The Bank of New York acts, and may act, as trustee under various indentures and trusts of the Company and its affiliates. The Company and its affiliates also maintain various banking and trust relationships with The Bank of New York.


                             DESCRIPTION OF CAPITAL STOCK

               The authorized capital stock of the Company consists of Common Stock, without par value, of which 245,315,522 shares were outstanding at May 31, 1998, and serial preference stock, par value $25 per share, none of which has been issued. Outstanding shares of Common Stock on May 31, 1998 did not include shares issuable in exchange for TEG shares. The following statements with respect to such capital stock of the Company are a summary of certain rights and privileges attaching to the stock under the laws of the State of Texas and the Restated Articles of Incorporation and the Bylaws of the Company, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to such laws, the Restated Articles of Incorporation and the Bylaws of the Company, as amended, for complete statements.

               Each holder of shares of the Common Stock is entitled to one vote for each share of Common Stock held on all questions submitted to holders of shares and to cumulative voting at all elections of directors. The Common Stock has no preemptive or conversion rights. Upon issuance and sale of the shares offered hereby, such shares will be fully paid and nonassessable.

               The holders of the shares of the preference stock are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of shares of the preference stock are entitled to vote for the election of one-third of the Board of Directors or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board of Directors shall have been elected by the holders of the shares of the preference stock. The Company must also secure the approval of the holders of two-thirds of the outstanding shares of the preference stock prior to effecting various changes in its capital structure.

               After the payment of full preferential dividends on the shares of any outstanding preference stock, holders of shares of the Common Stock are entitled to dividends when and as declared by the Board of Directors. After payment to the holders of shares of any outstanding preference stock of the preferential amounts to which they are entitled, the remaining assets to be distributed, if any, upon any dissolution or liquidation will be distributed to the holders of shares of the Common Stock. Each share of the Common Stock is equal to every other share of the Common Stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation. (Reference is made to Note 4 to Consolidated Financial Statements contained in the 1997 10-K.)

               The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges. Application will be made for the listing on such exchanges of any additional shares offered hereby.

               The transfer agent for the Common Stock is Texas Utilities Services Inc., Dallas, Texas.


                            DESCRIPTION OF STOCK PURCHASE
                          CONTRACTS AND STOCK PURCHASE UNITS

               The Company may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from the Company, and the Company to sell to such holders, a specified number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities that are pledged to secure the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.


                                 PLAN OF DISTRIBUTION

               Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company to purchasers.

               The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

               Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

               If Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of the sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

               The  Company  may  grant  to  the  underwriters  options  to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

               If a dealer is utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such item is defined in Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

               Offers to purchase Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

               Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

               If so indicated in the applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the applicable
          Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchase of Securities pursuant to delayed delivery contracts accepted by the Company, as applicable.

               Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

               Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York, Chicago and Pacific stock exchanges, will have no established trading market. The Company may elect to list any series of Securities on an exchange, or in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

               Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.


                                 EXPERTS AND LEGALITY

               The consolidated financial statements included in the latest Annual Report of the Company on Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said latest Annual Report of the Company on Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon authority of the firm as experts in accounting and auditing.

               With respect to any unaudited condensed consolidated interim financial information included in the Company's Quarterly Reports on Form 10-Q which are or will be incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports included in the Company's Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the 1933 Act for any of their reports on such unaudited condensed consolidated interim financial information because such reports are not "reports" or a "part" of the Registration Statement filed under the 1933 Act with respect to the Securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.

               The legality of the securities offered hereby will be passed upon for the Company by Worsham, Forsythe & Wooldridge, L.L.P. and by Reid & Priest LLP, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. However, all matters pertaining to incorporation of the Company and all other matters of Texas law will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P. At March 31, 1998, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 41,200 shares of the common stock of the Company.

          =================================================================




                                    $375,000,000

                               TEXAS UTILITIES COMPANY



                         5.94% MAndatory Putable/remarketable
                                 Securities (MAPSSM)



                                   ---------------

                                PROSPECTUS SUPPLEMENT

                                   October 14, 1998

                                   ---------------




                                 SALOMON SMITH BARNEY
                                   CIBC OPPENHEIMER
                                   LEHMAN BROTHERS
                              MORGAN STANLEY DEAN WITTER





               "MAPSSM" is a service mark of Salomon Smith Barney Inc.


          =================================================================